Exhibit 99.1

ProPhase Labs Reports Financial Results

for the Three Months and Nine Months Ended September 30, 2017

DOYLESTOWN, Pennsylvania – November 13, 2017. ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today reported its financial results for the three months and nine months ended September 30, 2017. As previously announced, effective March 29, 2017 and with the approval of the Company’s stockholders, the Company completed the sale of assets comprised principally of the intellectual property rights and other assets relating to the Cold-EEZE® brand and product line (collectively, referred to herein as the “Cold-EEZE® Business”) to a wholly-owned subsidiary of Mylan N.V. (“Mylan”). As a consequence of the sale of the Cold-EEZE® Business, for the three months and nine months ended September 30, 2017 and 2016, the Company has classified as discontinued operations the (i) gain from the sale of the Cold-EEZE® Business, (ii) all income and expenses attributable to the Cold-EEZE® Business and (iii) the income tax expense attributed to the sale of the Cold-EEZE® Business. Excluded from the sale of the Cold-EEZE® Business were the Company’s accounts receivable and inventory, and it also retained all liabilities associated with the Cold-EEZE® Business operations arising prior to March 29, 2017.

The Company continues to own and operate its manufacturing facility and manufacturing business in Lebanon, Pennsylvania, and its headquarters in Doylestown, Pennsylvania. As part of the sale of the Cold-EEZE® Business, the Company entered into a manufacturing and supply agreement to supply various Cold-EEZE® lozenge products to Mylan. In addition, the Company produces over-the-counter drug and dietary supplement lozenges and other products for other third party customers in addition to performing operational tasks such as warehousing, customer order processing and shipping. The Company is also pursuing a series of new product development and pre-commercialization initiatives in the dietary supplement category.

Net sales from continuing operations were $3.0 million for the three months ended September 30, 2017, as compared to net sales of $1.4 million for the three months ended September 30, 2016. The increase in net sales from period to period is due principally to an increase in the timing of shipments of lozenge-based products, including shipments to Mylan under the terms of the manufacturing agreement.

The Company incurred a net loss from continuing operations for the three months ended September 30, 2017 of $777,000, or ($0.05) per share, as compared to a net loss of $786,000, or ($0.05) per share, for the three months ended September 30, 2016. The Company realized net income from discontinued operations for the three months ended September 30, 2016 of $953,000, or $0.06 per share.

Net sales from continuing operations were $5.7 million for the nine months ended September 30, 2017, as compared to net sales of $3.4 million for the nine months ended September 30, 2016. In addition, the loss from continuing operations before income taxes was $3.4 million for the nine months ended September 30, 2017, as compared to $3.4 million for the nine months ended September 30, 2016.

As a consequence of the sale of the Cold-EEZE® Business, the Company realized a gain, net of income tax, of $26.3 million for the nine months ended September 30, 2017. The gain on the sale of the Cold-EEZE® Business is classified as a component of discontinued operations at September 30, 2017 and is net of approximately $19.5 million for estimated income taxes arising from the sale. For the nine months ended September 30, 2017, the Company also realized an income tax benefit from continuing operations of $18.1 million as a consequence of the utilization of the federal and state net operating losses.

Utilization of net operating loss carryforwards may be subject to certain statutory limitations. Based on the Company’s preliminary analysis, it does not believe that the current net operating loss carryforwards are subject to these limitations as of September 30, 2017. However, until the Company completes a final tax analysis for the 2017 fiscal year, there can be no assurances that the preliminary analysis is accurate or complete. Should the Company identify any limitations upon the completion of its final analysis, the impact could be material to the financial statements and that the Company could incur additional income tax expense arising from the sale of the Cold-EEZE® Business.

The Company realized net income from continuing operations for the nine months ended September 30, 2017 of $14.7 million, or $0.88 per share, compared to a net loss of $3.4 million, or ($0.20) per share, for the nine months ended September 30, 2016. The Company realized net income from discontinued operations for the nine months ended September 30, 2017 of $26.9 million, or $1.61 per share, compared to net income from discontinued operations of $1.1 million, or $0.07 per share, for the nine months ended September 30, 2016.

Ted Karkus, the CEO of the Company, stated, “The ProPhase Labs team succeeded in revitalizing the Cold-EEZE® brand which culminated in the sale of the Cold-EEZE® Business in March 2017. The team delivered great value to our shareholders.”

Mr. Karkus added, “Pursuant to the terms of the asset purchase agreement with Mylan, our team continued to provide a broad range of transition services with respect to the Cold-EEZE® Business to Mylan during the third quarter of 2017 and we continued the manufacture and supply of Cold-EEZE® lozenges for Mylan. As we look forward, we are seeking to leverage our lozenge manufacturing business by creating new third party manufacturing and private label opportunities.”

Mr. Karkus also noted, “We started shipping our new dietary supplement, Legendz XL®, to a major retail drug chain during the first half of 2017. Additionally, we have received initial product acceptance with several regional retailers to whom we started shipping during the second and third quarters of 2017.

Mr. Karkus stated, “In addition to retail distribution, we are developing an e-commerce and a direct-to-consumer (“Direct Response”) strategy to drive consumers to our Legendz XL® website and to various retail stores where our products are carried. As part of this initiative, we recently formed a new wholly-owned subsidiary ProPhase Digital Media (“PDM”). PDM will be a marketing division of our Company and will initially focus on marketing our dietary supplements, including our lead dietary supplement, Legendz XL®, direct to consumers through digital and e-mail communications, but may, in the future, be expanded to provide marketing services to other third parties. We anticipate initial market testing within the next couple of months. As we implement our dietary supplement strategy, we will require significant investment in marketing as well as significant additional distribution within the various retail channels and e-commerce venues in order to achieve a successful launch and build a successful new product line.”

Mr. Karkus added “In September 2017, we returned value to our shareholders in the amount of approximately $9.9 million by accepting for purchase 4,323,335 shares that were tendered at a purchase price of $2.30 per share reducing the number of shares of our outstanding common stock by 25.8%.”

Additionally Mr. Karkus stated, “We are considering investments in new manufacturing equipment to expand our production capabilities and are also evaluating a range of strategic alternatives for our manufacturing subsidiary. We will continue to explore a wide range of opportunities in the consumer products space, including new product technologies, applications, product line extensions and other new product opportunities. We also continue to analyze opportunities, investments and acquisitions in technology, biotechnology and other sectors and industries.”

On November 10, 2017, the Company also announced its intention to commence a tender offer to purchase up to 1,700,000 shares of its common stock at a price per share of $2.30 per share. The Company anticipates that the tender offer will be launched on or before November 20, 2017 and will remain open for at least 20 business days from initiation. As of November 10, 2017, the Company has approximately $27.7 million in cash and cash equivalents and marketable securities, a portion of which will be used to fund the tender offer.

About the Company

ProPhase is a manufacturer, marketer and distributor of a diversified range of homeopathic and health care products that are offered to the general public. The Company is also engaged in the research and development of other potential over-the-counter (“OTC”) drugs and natural base health products, including supplements, personal care and cosmeceutical products, and intend to explore and evaluate opportunities outside of the consumer products industry. For more information visit us at www.ProPhaseLabs.com.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the launch of our new line of TK Supplements®, our new product Legendz XL® and our new wholly-owned subsidiary, ProPhase Digital Media. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: the difficulty of predicting the acceptance and demand for our products, the impact of competitive products and pricing, costs involved in the manufacture and marketing of products, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Investor Contact

Ted Karkus, Chairman and CEO

ProPhase Labs, Inc.

(267) 880-1111

PROPHASE LABS, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

Net sales	$3,040	$1,402	$5,716	$3,439

Cost of sales	2,608	1,205	5,060	2,929

Gross profit	432	197	656	510

Operating expenses:
Sales and marketing	150	153	486	686
Administration	1,124	734	3,510	2,881
Research and development	60	43	318	202
	1,334	930	4,314	3,769
Other income (expense), net	125	(53)	222	(158)

Loss from continuing operations before income taxes	(777)	(786)	(3,436)	(3,417)

Income tax benefit from continuing operations	-	-	18,113	-

Income (loss) from continuing operations	(777)	(786)	14,677	(3,417)

Discontinued operations:
Income from discontinued operations	-	953	530	1,121
Gain on sale of discontinued operations, net of taxes	-	-	26,349	-
Income from discontinued operations	-	953	26,879	1,121

Net income (loss)	$(777)	$167	$41,556	$(2,296)

Other comprehensive income (loss):
Unrealized loss on marketable securities	(35)	-	(35)	-
Total comprehensive income (loss)	$(812)	$167	$41,521	$(2,296)

Basic earnings (loss) per share:
Income (loss) from continuing operations	$(0.05)	$(0.05)	$0.88	$(0.20)
Income from discontinued continued operations	-	0.06	1.61	0.07
Net income (loss)	$(0.05)	$0.01	$2.49	$(0.13)

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.05)	$(0.04)	$0.86	$(0.20)
Income from discontinued continued operations	-	0.05	1.57	0.07
Net income (loss)	$(0.05)	$0.01	$2.43	$(0.13)

Weighted average common shares outstanding:
Basic	15,967	17,081	16,661	17,081
Diluted	15,967	17,600	17,118	17,081

PROPHASE LABS, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	September 30, 2017	December 31, 2016

Cash and cash equivalents	$3,897	$441
Marketable securities, available for sale	$23,641	$-
Escrow receivable, current	$2,500	$-
Accounts receivable	$1,113	$5,770
Inventory	$1,992	$2,736
Total current assets	$33,733	$9,627
Total assets	$39,082	$12,802

Total current liabilities	$2,432	$6,840
Total stockholders' equity	$36,650	$5,962